Exhibit 99.1

Reliance Steel & Aluminum Co. Reports Second Quarter Results; EPS of $.83; Sales Up 30%

LOS ANGELES--(BUSINESS WIRE)--July 22, 2010--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the second quarter and six months ended June 30, 2010. For the 2010 second quarter, Reliance reported net income of $61.6 million, compared to a 2009 second quarter net loss of $5.8 million. Earnings per diluted share were $.83 in the 2010 second quarter, compared to the 2009 second quarter net loss of $.08 per diluted share. Sales for the 2010 second quarter were $1.62 billion, up 30% from 2009 second quarter sales of $1.24 billion, and up 11% from 2010 first quarter sales of $1.45 billion. The 2010 second quarter financial results include in cost of sales a pre-tax LIFO charge, or expense, of $10 million, compared with a pre-tax LIFO credit, or income, of $75 million for the 2009 second quarter. The LIFO adjustments, in effect, reflect cost of sales at current replacement costs.

For the six months ended June 30, 2010, net income amounted to $106.2 million, compared with net income of $14.3 million for the 2009 six-month period. Earnings per diluted share were $1.43 for the six months ended June 30, 2010, compared with earnings of $.19 per diluted share for the six months ended June 30, 2009. Sales for the 2010 six months were $3.07 billion, up 10% from 2009 six-month sales of $2.8 billion. The 2010 six months financial results include in cost of sales a pre-tax LIFO charge, or expense of $15 million, compared with a pre-tax LIFO credit, or income of $150 million in the 2009 six months.

Reliance’s tons sold for the 2010 second quarter were up 9% from the 2009 second quarter and up 4% from the 2010 first quarter. Average prices per ton sold in the 2010 second quarter were up 19% compared to the 2009 second quarter and up 8% compared to the 2010 first quarter. For the 2010 second quarter, carbon steel sales were 52% of net sales; aluminum sales were 18%; stainless steel sales were 15%; alloy sales were 8%; other sales were 4% and toll processing sales were 3%.

David H. Hannah, Chairman and CEO of Reliance said, “In the 2010 second quarter, business conditions continued to improve at a modest rate, as we had anticipated. Overall, we were pleased with the quarter’s results. We were able to maintain our FIFO gross profit margin at 26.3%, consistent with the 2010 first quarter. Our earnings improved 38% from the 2010 first quarter due to improved demand and metal pricing, with our expenses remaining fairly steady.”

“Our balance sheet is strong, with a net debt-to-capital ratio of about 26% and only $189 million borrowed against our $1.1 billion syndicated credit facility as of June 30, 2010. Our receivables and inventory are in good shape and we generated cash from operations of $18.8 million in the 2010 second quarter. We have substantial capital to continue to fund our existing operations as well as anticipated growth opportunities,” Hannah added.

“Metals prices have softened some from the high levels reached in the 2010 second quarter, and may decrease further during the third quarter but not to the extent that we are overly concerned. Also, we do not expect demand to change significantly in the 2010 third quarter other than some normal seasonal slowing. Given these expectations, at this time, we estimate earnings per diluted share in a range of $.65 to $.75 for the 2010 third quarter,” concluded Hannah.

On July 21, 2010, the Board of Directors declared a regular quarterly cash dividend of $.10 per share of common stock. The dividend is payable on September 13, 2010 to shareholders of record August 20, 2010. The Company has paid regular quarterly dividends for 51 consecutive years.

Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the second quarter and six months financial results for the period ended June 30, 2010. All interested parties are invited to listen to the web cast on July 22, 2010 at 11:00 a.m. Eastern Time at: http://www.rsac.com on the Investor Information section or http://www.streetevents.com. Player format: Windows Media and RealPlayer. The web cast will remain on the Reliance web site at: www.rsac.com on the Investor Information section through August 22, 2010 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Malaysia, Mexico, Singapore, South Korea, and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2010 “Fortune 500” List, the 2009 Forbes “America’s Best Managed Companies” List, the 2010 Fortune List of “The World’s Most Admired Companies,” and the 2009 Forbes “Platinum 400 List of America’s Best Big Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.

RELIANCE STEEL & ALUMINUM CO. SELECTED FINANCIAL DATA (In thousands, except share and per share amounts)

	Three Months			Six Months
	Ended June 30,			Ended June 30,
	2010	2009		2010	2009
Income Statement Data:
Net sales	$1,620,585	$1,242,978		$3,074,660	$2,801,513
Gross profit[1]	416,775	282,885		794,888	637,327
Operating income	114,611	5,430		194,372	53,391
Pre-tax income (loss)	96,728	(9,436)		162,533	21,133
Net income (loss) attributable to Reliance	61,599	(5,787)		106,249	14,331
Diluted earnings (loss) per share attributable to Reliance shareholders	$0.83	$(0.08)		$1.43	$0.19
Weighted average shares outstanding – diluted	74,517,743	73,376,023		74,354,767	73,527,944
Gross profit margin[1]	25.7%	22.8%		25.9%	22.7%
Operating income margin	7.1%	0.4%		6.3%	1.9%
Pre-tax income (loss) margin	6.0%	(0.8	) %	5.3%	0.8%
Net income (loss) margin - Reliance	3.8%	(0.5	) %	3.5%	0.5%
Cash dividends per share	$0.10	$0.10		$0.20	$0.20

	June 30,	December 31,
	2010	2009
Balance Sheet and Other Data:
Current assets	$1,722,333	$1,390,904
Working capital	1,183,816	973,335
Property, plant and equipment, net	982,888	981,259
Total assets	4,618,520	4,306,777
Current liabilities	538,517	417,569
Long-term debt	923,446	849,375
Total Reliance shareholders’ equity	2,720,774	2,606,432
Capital expenditures (year-to-date)	39,380	69,901
Cash (used in) provided by operations (year-to-date)	(35,451)	942,996
Net debt-to-total capital[2]	26.1%	25.6%
Return on Reliance shareholders’ equity[3]	9.2%	6.1%
Current ratio	3.2	3.3
Book value per share	$36.64	$35.34

__________________________
[1] Gross profit, calculated as Net sales less Cost of sales, and Gross profit margin, calculated as Gross profit divided by Net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our Cost of sales. Therefore, our Cost of sales is primarily comprised of the cost of the material we sell. We use Gross profit and Gross profit margin as shown above as measures of operating performance. Gross profit and Gross profit margin are important operating and financial measures, as fluctuations in our Gross profit margin can have a significant impact on our earnings. Gross profit and Gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).
[3] Calculations are based on the latest twelve months net income and beginning total Reliance shareholders’ equity.

RELIANCE STEEL & ALUMINUM CO. CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)

ASSETS
	June 30, 2010	December 31, 2009
	(Unaudited)
Current assets:
Cash and cash equivalents	$47,403	$43,002
Accounts receivable, less allowance for doubtful accounts of $17,273 at June 30, 2010 and $21,269 at December 31, 2009	736,404	533,871
Inventories	896,660	719,915
Prepaid expenses and other current assets	34,836	40,096
Income taxes receivable	7,030	54,020
Total current assets	1,722,333	1,390,904
Property, plant and equipment:
Land	133,103	131,009
Buildings	567,976	543,590
Machinery and equipment	859,332	829,154
Accumulated depreciation	(577,523)	(522,494)
	982,888	981,259

Goodwill	1,081,319	1,081,324
Intangible assets, net	711,864	726,255
Cash surrender value of life insurance policies, net	87,507	92,860
Investments in unconsolidated entities	15,977	20,880
Other assets	16,632	13,295
Total assets	$4,618,520	$4,306,777

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$291,704	$169,113
Accrued expenses	50,317	55,927
Accrued compensation and retirement costs	71,016	67,012
Accrued insurance costs	38,514	39,134
Current maturities of long-term debt and short-term borrowings	86,966	86,383
Total current liabilities	538,517	417,569
Long-term debt	923,446	849,375
Long-term retirement costs	69,016	69,277
Other long-term liabilities	28,592	26,537
Deferred income taxes	334,062	335,897
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	--	--
Common stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares — 74,258,946 at June 30, 2010
and 73,750,771 at December 31, 2009, stated capital	608,651	587,612
Retained earnings	2,114,688	2,020,343
Accumulated other comprehensive loss	(2,565)	(1,523)
Total Reliance shareholders’ equity	2,720,774	2,606,432
Noncontrolling interests	4,113	1,690
Total equity	2,724,887	2,608,122
Total liabilities and equity	$4,618,520	$4,306,777

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Net sales	$1,620,585	$1,242,978	$3,074,660	$2,801,513

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,203,810	960,093	2,279,772	2,164,186
Warehouse, delivery, selling, general and administrative	272,187	247,875	541,461	524,509
Depreciation and amortization	29,977	29,580	59,055	59,427
	1,505,974	1,237,548	2,880,288	2,748,122

Operating income	114,611	5,430	194,372	53,391

Other income (expense):
Interest	(15,647)	(16,698)	(30,730)	(36,014)
Other (expense) income, net	(2,236)	1,832	(1,109)	3,756
Income (loss) before income taxes	96,728	(9,436)	162,533	21,133
Income tax provision (benefit)	33,923	(3,880)	54,741	6,301
Net income (loss)	62,805	(5,556)	107,792	14,832
Less: Net income attributable to noncontrolling interests	1,206	231	1,543	501
Net income (loss) attributable to Reliance	$61,599	$(5,787)	$106,249	$14,331

Earnings per share:
Diluted earnings (loss) per common share attributable to Reliance shareholders	$0.83	$(0.08)	$1.43	$0.19
Weighted average shares outstanding - diluted	74,517,743	73,376,023	74,354,767	73,527,944

Basic earnings (loss) per common share attributable to Reliance shareholders	$0.83	$(0.08)	$1.43	$0.20
Weighted average shares outstanding - basic	74,220,164	73,376,023	74,042,293	73,346,744

Cash dividends per share	$0.10	$0.10	$0.20	$0.20

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Six Months Ended
	June 30,
	2010	2009
Operating activities:
Net income	$107,792	$14,832
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	59,055	59,427
Deferred income tax benefit	(1,835)	(2,906)
Loss (gain) on sales of property, plant and equipment	850	(38)
Equity in earnings of unconsolidated entities	(633)	(269)
Dividend received from unconsolidated entity	320	—
Stock based compensation expense	8,130	7,447
Excess tax benefit from stock based compensation	(2,904)	(513)
Net loss (gain) from life insurance policies	1,470	(2,450)
Changes in operating assets and liabilities:
Accounts receivable	(202,906)	291,842
Inventories	(177,363)	470,160
Prepaid expenses and other assets	48,868	(4,793)
Accounts payable and other liabilities	123,705	(151,480)
Net cash (used in) provided by operating activities	(35,451)	681,259

Investing activities:
Purchases of property, plant and equipment	(39,380)	(40,789)
Proceeds from sales of property, plant and equipment	725	684
Net proceeds from redemption of life insurance policies	3,883	4,394
Net cash used in investing activities	(34,772)	(35,711)

Financing activities:
Net short-term debt borrowings (repayments)	405	(2,670)
Proceeds from long-term debt borrowings	262,000	102,000
Principal payments on long-term debt	(188,360)	(603,261)
Payments to noncontrolling interest holder	(490)	(588)
Dividends paid	(14,808)	(14,670)
Excess tax benefit from stock based compensation	2,904	513
Exercise of stock options	12,909	3,476
Issuance of common stock	—	258
Noncontrolling interests purchased	—	(2,661)
Net cash provided by (used in) financing activities	74,560	(517,603)
Effect of exchange rate changes on cash	64	(527)
Increase in cash and cash equivalents	4,401	127,418
Cash and cash equivalents at beginning of year	43,002	51,995
Cash and cash equivalents at end of period	$47,403	$179,413

Supplemental cash flow information:
Interest paid during the period	$27,028	$40,731
Income taxes paid during the period	$15,071	$25,466

CONTACT:
Reliance Steel & Aluminum Co.
Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com